Federal Trust Corporation Announces
2008 First Quarter Results

Sanford, Florida (PR Newswire) - April 29, 2008 - Dennis T. Ward, President and Chief Executive Officer of Federal Trust Corporation (AMEX: FDT - News), announced that the Company incurred a net loss of $2.2 million in the first quarter of 2008 compared to $160,000 in earnings for the first quarter of 2007. On a per share basis, the first quarter loss was $.24 per basic and fully diluted share, compared to earnings of $.02 per basic and fully diluted share for the first quarter of 2007.

At March 31, 2008, Federal Trust’s total assets were $672.9 million, a decrease of $17.4 million, or 3%, from December 31, 2007 and down $34.4 million, or 5%, from March 31, 2007. Shareholders’ equity at March 31, 2008 was $37.3 million, down $2.3 million, or 6%, from December 31, 2007 and $17.3 million, or 32%, from March 31, 2007. Book value per share was $3.97 at March 31, 2008, compared to $4.22 at December 31, 2007 and $5.85 at March 31, 2007. At March 31, 2008, Federal Trust Bank’s total risk-based capital ratio was 9.77%, which resulted in Federal Trust Bank being characterized as “adequately capitalized” for regulatory capital purposes. This capital ratio reflects an improvement from the December 31, 2007 total risk-based capital ratio of 9.57%, but is still below the 10% threshold required for “well capitalized” status.

During the first quarter of 2008, we continued to experience weakness in the real estate market and increases in loan delinquencies. As a result, we recorded a provision for loan losses in the 2008 first quarter of $2.0 million. Our loan charge-offs during the 2008 first quarter were $50,000, we recognized $9,000 in recoveries and our allowance for loan losses increased from $13.9 million at December 31, 2007, to $15.8 million at March 31, 2008.

Total non-performing assets which includes non-accrual loans and foreclosed properties, increased from $47.7 million at December 31, 2007, to $57.9 million at March 31, 2008. The increase in non-performing assets during the first quarter of 2008 included three commercial loans with principal balances totaling $5.2 million. The largest of these loans has a balance of $2.7 million and is for a residential condominium project in the Florida panhandle. Other first quarter non-performing asset activity included non-accrual loan increases of $2.6 million in residential loans to foreign national borrowers, $2.5 million in developed residential lot loans, and $726,000 for other domestic residential loans. Partially offsetting these increases in non-performing assets was the collection of $500,000 from our insurance carrier on the 2007 Transland Financial Services fraud loss, and the sale of three residences and two residential lots with carrying values totaling $508,000. We recognized an $81,500 net loss on the sale of the five properties.

In addition to our non-performing assets discussed above, at March 31, 2008, we had $43.4 million in performing loans that exhibited weakness or concerns and were graded as classified or special mention. This total decreased $13.2 million from $56.6 million at December 31, 2007. The decrease was primarily due to the payoff of one classified commercial loan for $7.4 million and the transfer to non-accrual status of two commercial loans for $4.7 million.

We recently hired an experienced loan workout specialist, Edward J. Walker, as Senior Vice President of Special Assets to focus full time on the workout and resolution of non-performing and classified assets. Our strategy is to resolve each problem asset individually as soon as possible while minimizing the loss to the Company. Our allowance for loan losses is based on our current evaluation of the loan portfolio; however, additional provisions for loan losses may be required if real estate values continue to decline or delinquencies increase.

Net interest income for the first quarter of 2008 was $2.0 million, down $1.2 million, or 37%, from $3.2 million for the first quarter of 2007. Interest income decreased $1.7 million to $9.0 million for the 2008 first quarter, from $10.7 million for the quarter ended March 31, 2007. The decrease in interest income was primarily due to a decrease in the average yield on our interest-earning assets to 5.61% from 6.29%, reflecting decreases in market interest rates from the first quarter of 2007 to the first quarter of 2008, coupled with the increase in interest foregone on non-performing assets. Interest expense decreased $529,000, or 7%, due to a decrease in the average rate paid on interest-bearing liabilities from 4.64% in the quarter ending March 2007 to 4.43% for the 2008 first quarter. In addition, average interest bearing liabilities decreased from $645.9 million for the 2007 first quarter to $629.0 million for the first quarter of 2008.

Non-interest income increased 36% to $648,000 for the quarter ended March 31, 2008, from $476,000 for the 2007 first quarter due primarily to net gains on sales of loans and securities of $257,000 in the 2008 first quarter, compared to $107,000 of such gains in the first quarter of 2007. These loan and security sales, which totaled approximately $21 million, were part of our plan to increase liquidity and shrink the size of the balance sheet in order to improve our capital ratios.

Total non-interest expenses for the 2008 first quarter were $4.4 million, up $936,000, or 27%, from the first quarter of 2007. The increase was primarily due to a substantial increase of $292,000 in the Bank’s FDIC insurance premium, together with a $189,000 increase in occupancy expense resulting from our two new branches and the relocation of our New Smyrna Beach branch in the second half of 2007, and a $150,000 increase in expenses related to foreclosed properties. Personnel expense increased $64,000, or 3%, in 2008 due to the addition of personnel in our new branches and credit department, partially offset by other strategic personnel reductions.

President and Chief Executive Officer Dennis Ward noted that “the past 12 months has been a very challenging environment in the banking and real estate services industries in Florida and throughout the United States and will likely continue for the remainder of 2008. Our primary focus at Federal Trust is to resolve our problem assets as quickly as possible and return the Company to profitability. Our plan to strengthen our capital is well underway and we expect it to be completed by mid-year through our previously announced rights offering of common stock. We have an experienced, dedicated staff in place to resolve our problem assets and build a premier Central Florida franchise. While we complete our capital augmentation plans, we will continue to aggressively pursue our long-term profitability and growth goals.”

The Company's board of directors has established June 16, 2008, as the date of the Company's 2008 annual meeting of shareholders.

Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At April 28, 2008, the closing price was $1.20 per share.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $671 million federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates from 11 full-service offices in Seminole, Orange, Volusia, Lake and Flagler Counties, Florida. The Company’s Executive and Administrative Offices are located in Sanford, in Seminole County, Florida.

The following information is in thousands except per share data.

	At Quarter End
	March 31, 2008	March 31, 2007	% Change
Total assets	$672,879	$707,299	(5)%
Investment securities	41,155	61,870	(33)%
Loans	522,551	593,833	(12)%
Deposits	454,043	474,498	(4)%
Shareholders' equity	37,303	54,652	(32)%
Book value per share	3.97	5.85	(32)%
Non-performing assets	57,868	18,812	208%
Allowance for loan loss	15,793	5,248	201%
Allowance for loan loss as a
percent of total loans, net of LIP	2.95%	0.88%	235%

	Three Months Ended
	March 31, 2008	March 31, 2007	% Change
Interest income	$9,006	$10,719	(16)%
Interest expense	6,966	7,495	(7)%
Net interest income	2,040	3,224	(37)%
Provision for loan losses	1,965	150	NM
Non-interest income	648	476	36%
Non-interest expense	4,375	3,439	27%
Income tax benefit	(1,433)	(49)	NM
(Loss) net earnings	(2,219)	160	NM

(Loss) earnings per share-basic	$(.24)	$.02	NM
(Loss) earnings per share-fully diluted	$(.24)	$.02	NM
Average common shares
outstanding - basic	9,394	9,342	1%
Average common shares
outstanding - diluted	9,394	9,440	0%
Return on average assets	(1.28)%	0.09%	NM
Return on average equity	(22.46)%	1.17%	NM
Net interest margin	1.27%	1.89%	(33)%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation’s financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

A registration statement relating to the securities being offered in the rights offering has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust's website at http://www.federaltrust.com.

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

FEDERAL TRUST CORPORATION
312 West First Street, Sanford, Florida 32771
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